                                                                      EXHIBIT 99

                        [FRB/WEBER SHANDWICK LETTERHEAD]

                                                       RE: HARDINGE, INC.
                                                       ONE HARDINGE DRIVE
                                                       ELMIRA, NY 14902
                                                       (NASDAQ: HDNG)


AT THE COMPANY:        AT FRB | WEBER SHANDWICK:
Richard L. Simons      Kerry Thalheim          John McNamara
Exec VP & CFO          General Inquiries       Analyst Inquiries
(607) 734-2281         (212) 445-8437          (212) 445-8435


FOR IMMEDIATE RELEASE
APRIL 8, 2002

                       HARDINGE INC. ANNOUNCES CLOSING OF
                  $40 MILLION SECURED REVOLVING CREDIT FACILITY

ELMIRA, N.Y., April 8, 2002 - Hardinge Inc. (Nasdaq: HDNG), a leading producer of advanced material-cutting solutions, announced today that it has amended its current financial arrangement, effectively creating a new revolving credit facility for secured borrowings of up to $40 million through August 1, 2003. The facility was arranged with a group of three banks led by JPMorgan Chase Bank as administrative agent and replaces a $50 million facility with the same three banks that had $18.4 million in outstanding borrowings as of March 31, 2002. The Company also announced completion of amendments to the covenants included in its term loan agreements.

"We are pleased with our long-term borrowing arrangements which we are confident will satisfy our financing needs for the foreseeable future," said Richard L. Simons, Executive Vice President and Chief Financial Officer. "Considering the difficult business environment in which we find ourselves, we believe the rate, terms and conditions of our new facility reflect Hardinge's solid balance sheet, a relatively low debt to capitalization ratio and large asset base, as well as the confidence and support of the banking community."

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions. The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines and other industrial products. The Company's common stock trades on Nasdaq under the symbol "HDNG." For more information, please visit the Company's website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc. Such statements are based upon information known to management at this time. The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company's ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated. Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company's entry into new product and geographic markets, the company's ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors' actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations. Any forward-looking statement should be considered in light of these factors. The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

                                       ###